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P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED CONTRACT FOR MERCURY REMOVAL

PITTSBURGH, PA – July 2, 2009 – Calgon Carbon Corporation (CCC: NYSE) announced today that it has been awarded a contract by a major U.S. power generator to supply FLUEPAC® activated carbon to remove mercury from the flue gas of a coal-fired power plant in the Midwest.  The value of the contract is approximately $10.0 million.

Under terms of the contract, Calgon Carbon will be the sole supplier of activated carbon to the plant from 2009 through 2011, with deliveries beginning immediately.   The contract can be extended for two additional one-year periods.

Commenting on the announcement, Robert P. O’Brien, Calgon Carbon’s senior vice president – Americas, said, “We are pleased that another major U.S. power company has selected our FLUEPAC® powdered activated carbon to meet its requirements for mercury removal.   As this market accelerates over the next few years, we look forward to many additional opportunities to provide this critical product to power companies throughout North America.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.